As filed with the Securities and Exchange Commission on October 18, 2006
                                                     Registration No. 333-129499

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 to
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                     CONVERSION SERVICES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

           Delaware                        7379                   20-0101495
------------------------------   -------------------------   -------------------
  (State or jurisdiction of         (Primary Standard         (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                       Code Number)

                              100 Eagle Rock Avenue
                         East Hanover, New Jersey 07936
                              Phone: (973) 560-9400
                               Fax: (973) 560-9500
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive office)

           CONVERSION SERVICES INTERNATIONAL, INC. 2003 INCENTIVE PLAN
             -------------------------------------------------------
                            (FULL TITLE OF THE PLAN)

                                  Scott Newman
                      President and Chief Executive Officer
                              100 Eagle Rock Avenue
                         East Hanover, New Jersey 07936
   --------------------------------------------------------------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (973) 560-9400
                                 --------------
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

Title of each                                Proposed maximum
class of securities           Amount to be   offering price     Amount of
to be registered              registered     per share          registration fee

Shares of common stock,       3,333,333 (1)  $           0.40   $     142.67 (1)
par value $0.001 per share
================================================================================

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such indeterminate additional shares of common stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or other similar transactions.

(2) The fee with respect to these shares has been calculated pursuant to paragraphs (h) and (c) of Rule 457 upon the basis of $0.40, the average of the high and low prices for our common stock on October 13, 2006, a date within five
(5) business days prior to the date of filing of this registration statement, as reported by the American Stock Exchange ("AMEX").

                                EXPLANATORY NOTE

      This Post Effective Amendment No. 1 is being filed pursuant to General Instruction E to Form S-8 to reflect that our Board of Directors and majority of stockholders of common stock have amended our 2003 Incentive Plan, as filed by us in a Form S-8 on November 4, 2005, SEC File No. 333-129499. This amendment will increase the number of shares to be included in the plan by 3,333,333 shares of common stock issuable upon exercise of options, which may be granted pursuant to our 2003 Incentive Plan, as amended. The 3,333,333 shares to be registered herein increases the total number of shares registered under our 2003 Incentive Plan to 10,000,000.

      This Post Effective Amendment No. 1 contains two parts. The first part contains a "Reoffer Prospectus," which has been prepared in accordance with the requirements of Part I of Form S-3 (as required by Section C.1. of the General Instructions to Form S-8). The Reoffer Prospectus will be used for reoffers and resales by affiliates of Conversion Services International, Inc. (the "Registrant") of shares of common stock of the Registrant to be issued upon exercise of options granted or to be granted pursuant to the Registrant's 2003 Incentive Plan, and by non-affiliates of the Registrant of shares of common stock previously issued to them upon exercise of options. The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the introductory note to Part I of Form S-8, the plan information, which constitutes part of the "Plan Prospectus," is not being filed with the Securities and Exchange Commission.

                                   PROSPECTUS

                     CONVERSION SERVICES INTERNATIONAL, INC.

                        10,000,000 Shares of Common Stock
                                  -------------

Conversion Services International, Inc. 2003 Incentive Plan

      This prospectus is being used in connection with the offering from time to time by certain selling stockholders of our company or their successors in interest of shares of the common stock which may be acquired upon the exercise of, stock options issued or to be issued pursuant to our 2003 Incentive Plan, as amended (the "Plan").

      The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, but we will receive proceeds to the extent that currently outstanding options are exercised, and we have paid the expenses of preparing this prospectus and the related registration statement.

      The closing sales price of our common stock on October 13, 2006 as reported by the American Stock Exchange ("AMEX") was $0.40.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             -----------------------------------------------------

                The date of this Prospectus is October 18, 2006.

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus Summary ............................................................5
Where You Can Find More Information ...........................................6
Documents Incorporated By Reference ...........................................7
The Company ...................................................................8
Forward Looking Statements ...................................................12
Risk Factors .................................................................13
Use of Proceeds ..............................................................28
Selling Stockholders .........................................................28
Plan of Distribution .........................................................30
Legal Matters ................................................................31
Experts ......................................................................31

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               PROSPECTUS SUMMARY

      The following summary contains basic information about Conversion Services International, Inc. and this prospectus. It may not contain all of the information that is important to you. For a more complete understanding, we encourage you to read the entire prospectus and the documents incorporated by reference into this prospectus. In this prospectus, the words "CSI," "Company," "we," "our" and "us" refer to Conversion Services International, Inc. and our consolidated subsidiaries. We effectuated a 1-15 reverse stock split on September 21, 2005, and the share totals throughout this filing reflect the split.

Common Stock outstanding                        53,480,153 shares (1)
before the offering

Common Stock  issuable  upon  exercise          10,000,000
of  options  granted  or to be granted
which may be offered  pursuant to this
prospectus

AMEX Symbol for Common                          "CVN"
Stock

Risk Factors                                    We will not receive any proceeds
                                                from the sales of these shares.
                                                We will receive proceeds to the
                                                extent that currently
                                                outstanding options are
                                                exercised. We will use the
                                                exercise proceeds, if any, for
                                                working capital and general
                                                corporate purposes.

Risk Factors                                    There are risks associated with
                                                an investment in the common
                                                stock offered by this
                                                prospectus. You should carefully
                                                consider the risk factors
                                                described in this prospectus in
                                                the "Risk Factors" section
                                                before making a decision to
                                                invest.

(1) As of October 4, 2006. Does not include shares of common stock issuable upon exercise of options, notes or warrants.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy, upon payment of a fee set by the SEC, any documents that we file with the SEC as its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's website at www.sec.gov.

      This prospectus is part of Registration Statement on Form S-8 that we have filed with the SEC to register the common stock offered hereby under the Act. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or through its EDGAR database on the Internet.

      You should rely only on the information contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information.

      Our common stock is quoted on the AMEX under the symbol "CVN."

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, (the "Exchange Act") are incorporated herein by reference:

      1. The description of the common stock contained in our Registration Statement (File No. 333- 115423) on Form SB-2/A filed with the SEC on April 26, 2005.

      2. Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2005.

      3. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006.

      4. Current Reports on Forms 8-K filed with the SEC on April 13, 2005, July 22, 2005, July 28, 2005, August 3, 2005, August 3, 2005,
            September 16, 2005, September 21, 2005, September 28, 2005; October 11, 2005, November 21, 2006, December 6, 2005, February 7, 2006,
            February 8, 2006, February, 17, 2006, April 21, 2006, April 25,
            2006, July 7, 2006, August 8, 2006, August 16, 2006, September 27,
            2006 and October 12, 2006.

      5.    Definitive Proxy on Schedule 14A filed with the SEC on July 17,
            2006.

      6. Registration Statement on Form 8-A filed with the SEC on September 16, 2005.

      7. All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the annual report referred to in (a) above.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing thereof.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

      We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the registration statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Secretary, Conversion Services International, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, telephone: (973) 560-9400

                                   THE COMPANY

      Conversion Services International, Inc. is a technology firm providing professional services to the Global 2000 as well as mid-market clientele. Our core competency areas include strategic consulting, data warehousing, business intelligence and data management consulting. Our clients are primarily in the financial services, pharmaceutical, healthcare and telecommunications industries, although we do have clients in other industries. Our clients are primarily located in the northeastern United States. We enable organizations to leverage their corporate information assets by providing strategy, process, methodology, data warehousing, business intelligence, enterprise reporting and analytic solutions. Our organization delivers value to our clients, utilizing a combination of business acumen, technical proficiency, experience and a proven set of "best practices" methodologies to deliver cost effective services through either fixed price or time and material engagements. We are committed to being a leader in data warehousing and business intelligence consulting, allowing us to be a valuable asset and trusted advisor to our customers.

Our Services

      As a full service strategic consulting, business intelligence, data warehousing and data management firm, we offer services in the following solution categories:

      Strategic Consulting: Involves planning and assessing both process and technology, performing gap analysis, making recommendations regarding technology and business process improvements to help our clients realize their business goals and maximize their investments in people and technology.

      Business and Process Consulting

      o     Information, Process and Infrastructure (IPI) Diagrams (Claritypath)
            - A blueprinting process and service that facilitates and accelerates the strategic planning process.
      o Change Management Consulting - Assist clients with implementing project management governance and best practices for large scale change initiatives, including consolidations, conversions, integration of new business processes and systems applications.
      o Integration Management, Mergers and Acquisitions - Work with clients to implement best practices for mergers and acquisitions. Support all aspects of the integration process from initial assessment through implementation support.
      o Acquisition Readiness - Work with clients to better prepare them for large scale acquisitions in the financial services domain. This includes building best practices, mapping and gapping and implementing a strategic roadmap to integrate multiple companies.
      o Process Improvement (Lean, Six Sigma) - Provide a full array of products and services in support of Lean and Six Sigma, including training, process improvement, project management and implementation support.
      o Regulatory Compliance (The Health Insurance Portability and Accountability Act of 1996, Basel II, Sarbanes-Oxley) - Work with clients to analyze, design and implement operational control, procedures and business intelligence that will align the organization to meet new regulatory requirements.
      o Project Management (PMO) - Setting up an internal office at a client location, staffed with senior/certified project managers that act in accordance with the policies and procedures identified in CSI Best Practices for Project Management.
      o Request For Proposal Creation and Responses - Gather user and technical requirements and develop Requests For Proposals (RFP) on behalf of our clients. Respond to client RFPs with detailed project plans, solutions and cost.

      Technology Consulting

      o Data Warehousing and Business Intelligence Strategic Planning - Helping clients develop a strategic roadmap to align with a data warehouse or business intelligence implementation. These engagements are focused on six strategic domains that have been identified and documented by CSI: Business Case, Program Formulation, Organizational Design, Program Methodologies, Architecture and Operations and Servicing.
      o Business Technology Alignment - A strategic offering that consists of a series of interviews including both the business and technology constituents to collect information regarding user satisfaction, user requirements and expectations, as well as the technology groups understanding of needs and current and future deliverables. The result is a set of recommendations that will better align the user and technology groups and deliver more perceived value.
      o Business Intelligence Strategy - Helping clients develop a roadmap to leverage a business intelligence platform throughout the enterprise aligning the client with best practices.
      o BI/DW Software Selection - Evaluation, analysis and recommendation of appropriate software tools for deploying BI/DW solutions. Gather business and technical requirements and measure those requirements against the capabilities of available tools in the current marketplace. Software evaluated and recommended include reporting, ad-hoc query, analytics, extract, transform and load processes
            (ETL), data profiling, database and data modeling.

      Business Intelligence: A category of applications and technologies for gathering, storing, analyzing and providing access to data to help enterprise users make better and quicker business decisions.

      o Business Intelligence, Architecture and Implementation - Develop architecture plans and install all tools required to implement a business intelligence solution, including enterprise reporting, ad-hoc reporting, analytical views and data mining. Solutions are typically developed using tools such as Cognos, Business Objects, MicroStrategy, SAS and Crystal Reports.
      o Business Intelligence Competency Center - Set up an internal office at a client location, staffed with a mix of senior business intelligence developers and business intelligence architects that will implement best practices, policies, procedures, standards and provide training and mentoring to further increase the use of the data warehouse and facilitate the business owners embracing of the business intelligence solution.
      o Analytics and Dashboards - Identify and document dashboard requirements. These requirements are typically driven by Key Performance Indicators (KPIs) identified by upper management. Architect a supporting database structure to support the identified hierarchies, drill-downs and slice and dice requirements, implement a dashboard tool, provide training and education.
      o Business Performance Management - Leveraging a new or existing business intelligence implementation to monitor and manage both business process and IT events through key performance indicators.
      o Data Mining - Implementing data mining tools that extract implicit, previously unknown, and potentially useful information from data. These tools typically use statistical and visualization techniques to discover and present knowledge in a form which is easily comprehensible to humans. Business intelligence tools will answer questions based on information that has already been captured (history). Data mining tools will discover information and project information based on historic information.
      o Proof of Concepts and Prototypes - Gather requirements, design and implement a small scale business intelligence implementation called a Proof of Concept. The Proof of Concept will validate the technology and/or business case, as well as "sell" the concept of business intelligence to management.
      o Outsourcing - Development of new reports offsite/offshore and redeployment of reports in new technologies in support of technology consolidation.
      o Training and Education - Provide formal classroom training for Business Objects software products. Provide training in data warehousing and business intelligence methodologies and best practices, as well as technology tool training, including business intelligence tools such as Cognos and MicroStrategy.

      Data Warehousing: A consolidated view of high quality enterprise information, making it simpler and more efficient to analyze and report on that information.

      o Data Warehousing and Data Mart Design, Development and Implementation - Design, development and implementation of custom data warehouse solutions. These solutions are based on our methodology and best practices.
      o Proof of Concepts and Prototypes - Gather requirements, design and implement a small scale data warehouse that is called a Proof of Concept. The Proof of Concept will validate the technology and/or business case, as well as "sell" the concept of data warehousing to management.
      o Extract, Transformation and Loading (ETL) - Design, development and implementation of data integration solutions with particular expertise and best practices for integrating ETL tools with other data warehouse tools.
      o Enterprise Information Integration (EII) - Enterprise Information Integration tools are used to integrate information by providing a logical view of data without moving any data. This is particularly useful when bridging a business intelligence tool to multiple data marts or data warehouses.
      o Outsourcing - Implementing and supporting a client data warehouse solution at a CSI location.

      Data Management: Innovative solutions for managing data (information) throughout an enterprise.

      o Enterprise Information Architecture - Leveraging our Information, Process and Infrastructure (IPI) Diagrams to create a "snapshot" of the current information flow and desired information flow throughout the enterprise.
      o Metadata Management - Based on our Data Warehouse Framework, we will build a metadata repository that is integrated with all tools used in a data warehouse implementation and will be leveraged by the business intelligence environment.
      o Data Quality Center of Excellence - Set up an internal office at a client location, staffed with a mix of senior data quality developers and data quality architects that will implement best practices, policies, procedures, standards and provide training and mentoring to further increase the level of data quality throughout the enterprise and increase the awareness and importance of data quality as it pertains to decision making.
      o Data Quality/Cleansing/Profiling - Leveraging profiling as an automated data analysis process that significantly accelerates the data analysis process. Leveraging our best practices to identify data quality concerns and provide rules to cleanse and purify the information.
      o Data Migrations and Conversions - Design, development and implementation of custom data migrations. These solutions are based on our methodology and best practices.
      o     Quality Assurance Testing (Verification, Validation, Certification)
            - We have developed a quality assurance process referred to as Verification, Validation, Certification (VVC) of information. This is a repeatable process that will insure that all data has been validated to be accurate, consistent and trustworthy.
      o Application Development - Custom application development or integration to support data management or data warehouse initiatives. This may include modification of existing enterprise applications to capture additional information required in the warehouse or may be a standalone application developed to facilitate improved integration of existing information.
      o Infrastructure Management and Support - An infrastructure must be in place to support any data warehouse or data management initiative. This may include servers, cables, disaster recovery or any process and procedure needed to support these types of initiatives.

      The following illustrates the percentage of revenues provided by each category of services as a percentage of overall revenues:

                                                    Percentage of Revenues for
Category of Services                               the year ended December 31,
                                                       2005           2004
                                                   ------------    ------------
Strategic Consulting                                       40.6%           35.9%
Business Intelligence                                      22.4%           22.7%
Data Warehousing                                           22.8%           16.7%
Data Management                                            13.2%           23.4%
Software & Support                                          0.0%            1.0%
Other                                                       1.0%            0.3%

      During the three and six months ended June 30, 2006, services provided to one of our clients, Sapphire Technologies, accounted for approximately 22.8% and 24.2% of total revenues, respectively. During the three and six months ended June 30, 2005, LEC, a related party, accounted for approximately 16.3% and 16.8%, respectively, of total revenues and Bank of America accounted for 25.4% and 26.1%, respectively, of total revenues. Further, the majority of our current assets consist of accounts receivable, and as of June 30, 2006, receivables relating to Sapphire Technologies', accounted for 29.6% of our accounts receivable balance. During the six month period ended June 30, 2005, two of our clients, Leading Edge Communications Corporation (LEC), a related party, and Bank of America, accounted for approximately 14.5% and 15.2%, respectively, of total revenues. With the recent acquisition of new businesses and our objective of acquiring more over the next year, we believe that our reliance on these clients will continue to decline this year and in the future. Nevertheless, the loss of any of our largest clients could have a material adverse effect on our business.

Our Corporate Information

      Our offices are located at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, and our telephone number is (973) 560-9400.

                           FORWARD LOOKING STATEMENTS

      Some of the statements set forth in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

      In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "proposed," "intended," or "continue" or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other "forward-looking" information. There may be events in the future that we are not able to accurately predict or control. Before you invest in our securities, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline and you could lose all or part of your investment. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                  RISK FACTORS

      One should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition, results of operations, performance, achievements and industry and could result in a complete loss of one's investment. The risks and uncertainties described below are not the only ones we may face. See also "Forward Looking Statements."

Risks Relating to Our Business

Because we depend on a small number of key clients, non-recurring revenue and contracts terminable on short notice, our business could be adversely affected if we fail to retain these clients and/or obtain new clients at a level sufficient to support our operations and/or broaden our client base.

      During the three and six months ended June 30, 2006, services provided to one of our clients, Sapphire Technologies, accounted for approximately 22.8% and 24.2% of total revenues, respectively. During the three and six months ended June 30, 2005, two of our clients, LEC, a related party, accounted for approximately 16.3% and 16.8%, respectively, of total revenues and Bank of America accounted for 25.4% and 26.1%, respectively, of total revenues. Further, the majority of our current assets consist of accounts receivable, and as of June 30, 2006, receivables relating to Sapphire Technologies', accounted for 29.6% of our accounts receivable balance. With the recent acquisition of new businesses and our objective of acquiring more over the next year, we believe that our reliance on these clients will continue to decline in the future. The loss of any of our largest clients could have a material adverse effect on our business. In addition, our contracts provide that our services are terminable upon short notice, typically not more than 30 days. Non-renewal or termination of contracts with these or other clients without adequate replacements could have a material and adverse effect upon our business. In addition, a large portion of our revenues are derived from information technology consulting services that are generally non-recurring in nature. There can be no assurance that we will:

      o obtain additional contracts for projects similar in scope to those previously obtained from our clients;

      o     be able to retain existing clients or attract new clients;

      o     provide services in a manner acceptable to clients;

      o     offer pricing for services which is acceptable to clients; or

      o broaden our client base so that we will not remain largely dependent upon a limited number of clients that will continue account for a substantial portion of our revenues.

Our internal controls and procedures have been materially deficient, and we are in the process of correcting internal control deficiencies.

      In the first quarter of 2005, resulting from comments related to our Registration Statement on Form SB-2/A, we and our independent registered public accounting firm recognized that our internal controls had material weaknesses. In April 2005, we restated our results of operations for our quarterly results for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 related primarily to our purchase accounting for two acquisitions completed in 2004. In November 2005, resulting from discussions with the Staff of the SEC, we restated our results of operations for the quarters ended June 30, 2004, September 30, 2004 and March 31, 2005, and for the year ended December 31, 2004 primarily as a result of revised accounting treatment related to the our issuance of financial instruments in 2004 and to properly record the loss resulting from the fair value adjustment of the financial instruments. Finally, with the filing of our Form 10-Q for the period ending June 30, 2006, resulting from discussions with the Staff of the SEC, we restated the manner in which we recorded and accounted for the beneficial conversion feature associated with convertible notes issued in 2004 in our results of operations for our quarterly results for the quarters ended September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, and for the year ended December 31, 2004. As a result of this latest restatement, we were unable to file our Form 10-KSB in a timely fashion. Further restatements could cause us to miss our filing deadlines in the future, which could bring us out of compliance with the continued listing standards of the American Stock Exchange and/or cause us to default on certain of our financing arrangements, which would have a material adverse effect on our business.

      If we cannot rectify these material weaknesses through remedial measures and improvements to our systems and procedures, management may encounter difficulties in timely assessing business performance and identifying incipient strategic and oversight issues. Management is currently focused on remedying internal control deficiencies, and this focus will require management from time to time to devote its attention away from other planning, oversight and performance functions.

      We cannot provide assurances as to the timing of the completion of these efforts. We cannot be certain that the measures we take will ensure that we implement and maintain adequate internal controls in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

We may have liability in connection with our recent securities offerings.

      We have completed various financings through the issuance of our common stock, as well as the issuance of notes and warrants convertible into our common stock, while a Registration Statement on Form SB-2 was on file with the SEC but had not yet been declared effective (those transactions were with certain investors of Taurus Advisory Group, LLC, Laurus Master Fund, Ltd. and three entities affiliated with Sands Brothers International Limited). We also issued our common stock in connection with the acquisition of substantially all the assets of Evoke Software Corporation during this time (we subsequently sold such assets in July 2005). Even though all stockholders, noteholders and warrantholders have been advised of their rights to rescind those financing transactions and they each have waived their rights to rescind those transactions, there is a remote possibility that each of those transactions could be reversed and the consideration received by us may have to be repaid. In such an event, our business could be adversely affected and we may have an obligation to fund such rescissions.

Certain client-related complications may materially adversely affect our business.

      We may be subject to additional risks relating to our clients that could materially adversely affect our business, such as delays in clients paying their outstanding invoices, lengthy client review processes for awarding contracts, delay, termination, reduction or modification of contracts in the event of changes in client policies or as a result of budgetary constraints, and/or increased or unexpected costs resulting in losses under fixed-fee contracts, which factors could also adversely affect our business.

We have a history of losses and we could incur losses in the future.

      During the three and six months ended June 30, 2006 and the fiscal years ended December 31, 2005 and 2004, we sustained operating losses and cannot be sure that we will operate profitably in the future. During the three and six months ended June 30, 2006, we recorded a net loss in the approximate amount of ($1.5 million) and ($6.4 million), respectively. During the fiscal year ended December 31, 2005, we reported a net loss in the approximate amount of ($5.1 million). We recorded a ($6.1 million) loss from operating activities for the fiscal year ended December 31, 2005. During the fiscal year ended December 31, 2004, we sustained a net loss in the approximate amount of ($35.3 million). We recorded a ($17.0 million) loss from operating activities for the fiscal year ended December 31, 2004, of which $12.2 million of the loss resulted from impairment of goodwill and intangibles for the year ended December 31, 2004. If we do not become profitable, we could have difficulty obtaining funds to continue our operations. We have incurred net losses since our merger with LCS Group, Inc. We may continue to generate losses from the ongoing business prior to returning to profitability.

We have a significant amount of debt, which, in the event of a default, could have material adverse consequences upon us.

      Our total debt as of June 30, 2006 is approximately $14.3 million. The degree to which we are leveraged could have important consequences to us, including the following:

      o A portion of our cash flow must be used to pay interest on our indebtedness, and therefore is not available for use in our business;

      o Our indebtedness increases our vulnerability to changes in general economic and industry conditions;

      o Our ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or other purposes could be impaired;

      o Our failure to comply with restrictions contained in the terms of our borrowings could lead to a default which could cause all or a significant portion of our debt to become immediately payable; and

      o If we default, the loans will become due and we may not have the funds to repay the loans, and we could discontinue our business and investors could lose all their money.

      In addition, certain terms of such loans require the prior consent of Laurus Master Fund, Ltd. on many corporate actions including, but not limited to, mergers and acquisitions--which is part of our ongoing business strategy.

If an event of default occurs under our notes with Laurus, it could seriously harm our operations.

      On February 1, 2006, we issued two separate secured non-convertible term notes to Laurus in the amounts of up to $10 million and $1 million respectively. The note and related agreements contain several events of default which include:

      o     failure to pay interest, principal payments or other fees when due;

      o failure to pay taxes when due unless such taxes are being contested in good faith;

      o breach by us of any material covenant or term or condition of the notes or any agreements made in connection therewith;

      o default on any indebtedness to which we or our subsidiaries are a party;

      o breach by us of any material representation or warranty made in the notes or in any agreements made in connection therewith;

      o attachment is made or levy upon collateral securing the Laurus debt which is valued at more than $150,000 and is not timely mitigated.

      o any lien created under the notes and agreements is not valid and perfected having a first priority interest;

      o assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

      o bankruptcy or insolvency proceeding instituted by or against us and not dismissed within 30 days;

      o the inability to pay debts as they become due or cease business operations;

      o sale, assignment, transfer or conveyance of any assets except as permitted;

      o a person or group becomes a beneficial owner of 35% on a fully diluted basis of the outstanding voting equity interest or the present directors cease to be the majority on the Board of Directors;

      o indictment or threatened criminal indictment, or commencement of threatened commencement of any criminal or civil proceeding against we or any executive officer; and

      o common stock suspension for five consecutive days or five days during any 10 consecutive days from a principal market, provided that we are unable to cure such suspension within 30 days or list our common stock on another principal market within 60 days.

      If we default on the notes and the holder demands all payments due and payable, the cash required to pay such amounts would most likely come out of working capital, which may not be sufficient to repay the amounts due. The default payment shall be 115% of the outstanding principal amount of the note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable thereunder. In addition, since we rely on our working capital for our day to day operations, such a default on the note could materially adversely affect our business, operating results or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations. Further, our obligations under the notes are secured by substantially all of our assets. Failure to fulfill our obligations under the notes and related agreements could lead to loss of these assets, which would be detrimental to our operations.

Our operating results are difficult to forecast.

      We may increase our general and administrative expenses in the event that we increase our business and/or acquire other businesses, while our operating expenses for sales and marketing and costs of services for technical personnel to provide and support our services also increases. Additionally, although many of our clients are large, creditworthy entities, at any given point in time, we may have significant accounts receivable balances with clients that expose us to credit risks if such clients either delay or elect not to pay or are unable to pay such obligations. If we have an unexpected shortfall in revenues in relation to our expenses, or significant bad debt experience, our business could be materially and adversely affected.

      Our profitability, if any, will suffer if we are not able to retain existing clients or attract new clients. A continuation of current pricing pressures could result in permanent changes in pricing policies and delivery capabilities.

      Our gross profit margin is largely a function of the rates we are able to charge for our information technology services. Accordingly, if we are not able to maintain the pricing for our services or an appropriate utilization of our professionals without corresponding cost reductions, our margins will suffer. The rates we are able to charge for our services are affected by a number of factors, including:

      o our clients' perceptions of our ability to add value through our services;

      o     pricing policies of our competitors;

      o our ability to accurately estimate, attain and sustain engagement revenues, margins and cash flows over increasingly longer contract periods;

      o the use of globally sourced, lower-cost service delivery capabilities by our competitors and our clients; and

      o     general economic and political conditions.

      Our gross margins are also a function of our ability to control our costs and improve our efficiency. If the continuation of current pricing pressures persists it could result in permanent changes in pricing policies and delivery capabilities and we must continuously improve our management of costs.

Unexpected costs or delays could make our contracts unprofitable.

      In the future, we may have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on all of our margins and potential net income.

      Our business could be adversely affected if we fail to adapt to emerging and evolving markets.

      The markets for our services are changing rapidly and evolving and, therefore, the ultimate level of demand for our services is subject to substantial uncertainty. Most of our historic revenue was generated from providing information technology services only. During the last several years, we have focused our efforts on providing data warehousing services in particular since we believe that there is going to be an increased need in this area. Any significant decline in demand for programming, applications development, information technology or data warehousing consulting services could materially and adversely affect our business and prospects.

      Our ability to achieve growth targets is dependent in part on maintaining existing clients and continually attracting and retaining new clients to replace those who have not renewed their contracts. Our ability to achieve market acceptance, including for data warehousing, will require substantial efforts and expenditures on our part to create awareness of our services.

Our business could be adversely affected if we fail to adapt to emerging and evolving markets.

      The markets for our services are changing rapidly and evolving and, therefore, the ultimate level of demand for our services is subject to substantial uncertainty. Most of our historic revenue was generated from providing information technology services only. During the last several years, we have focused our efforts on providing data warehousing services in particular since we believe that there is going to be an increased need in this area. Any significant decline in demand for programming, applications development, information technology or data warehousing consulting services could materially and adversely affect our business and prospects.

      Our ability to achieve growth targets is dependent in part on maintaining existing clients and continually attracting and retaining new clients to replace those who have not renewed their contracts. Our ability to achieve market acceptance, including for data warehousing, will require substantial efforts and expenditures on our part to create awareness of our services.

If we should experience rapid growth, such growth could strain our managerial and operational resources, which could adversely affect our business.

      Any rapid growth that we may experience would most likely place a significant strain on our managerial and operational resources. If we continue to acquire other companies, we will be required to manage multiple relationships with various clients, strategic partners and other third parties. Further growth (organic or by acquisition) or an increase in the number of strategic relationships may increase this strain on existing managerial and operational resources, inhibiting our ability to achieve the rapid execution necessary to implement our growth strategy without incurring additional corporate expenses.

Lack of detailed written contracts could impair our ability to collect fees, protect our intellectual property and protect ourselves from liability to others.

      We try to protect ourselves by entering into detailed written contracts with our clients covering the terms and contingencies of the client engagement. In some cases, however, consistent with what we believe to be industry practice, work is performed for clients on the basis of a limited statement of work or verbal agreements before a detailed written contact can be finalized. To the extent that we fail to have detailed written contracts in place, our ability to collect fees, protect our intellectual property and protect ourselves from liability from others may be impaired.

Failure to achieve and maintain effective internal controls in accordance with
Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on our stock price.

      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

      Commencing in July 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and effective in 2008, a report by our independent registered public accounting firm addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of
Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with
Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and exchange rules (although not, as of the date of this Registration Statement, applicable to us), are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm's audit of that assessment will require the commitment of significant financial and managerial resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

We face intense competition and our failure to meet this competition could adversely affect our business.

      Competition for our information technology consulting services, including data warehousing, is significant and we expect that this competition will continue to intensify due to the low barriers to entry. We may not have the financial resources, technical expertise, sales and marketing or support capabilities to adequately meet this competition. We compete against numerous large companies, including, among others, multi-national and other major consulting firms. These firms have substantially greater market presence, longer operating histories, more significant client bases and greater financial, technical, facilities, marketing, capital and other resources than we have. If we are unable to compete against such competitors, our business will be adversely affected.

      Our competitors may respond more quickly than us to new or emerging technologies and changes in client requirements. Our competitors may also devote greater resources than we can to the development, promotion and sales of our services. If one or more of our competitors develops and implements methodologies that result in superior productivity and price reductions without adversely affecting their profit margins, our business could suffer. Competitors may also:

      o     engage in more extensive research and development;

      o     undertake more extensive marketing campaigns;

      o     adopt more aggressive pricing policies; and

      o make more attractive offers to our existing and potential employees and strategic partners.

      In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that could be detrimental to our business.

      New competitors, including large computer hardware, software, professional services and other technology companies, may enter our markets and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in substantially lower average selling prices for our services. We may not be able to offset the effects of any price reductions with an increase in the number of clients, higher revenue from consulting services, cost reductions or otherwise.

      In addition, professional services businesses are likely to encounter consolidation in the future, which could result in decreased pricing and other competition.

If we fail to adapt to the rapid technological change constantly occurring in the areas in which we provide services, including data warehousing, our business could be adversely affected.

      The market for information technology consulting services and data warehousing is rapidly evolving. Significant technological changes could render our existing services obsolete. We must adapt to this rapidly changing market by continually improving the responsiveness, functionality and features of our services to meet clients' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely manner, our business could be materially and adversely affected.

We depend on our management. If we fail to retain key personnel, our business could be adversely affected.

      There is intense competition for qualified personnel in the areas in which we operate. The loss of existing personnel or the failure to recruit additional qualified managerial, technical and sales personnel, as well as expenses in connection with hiring and retaining personnel, particularly in the emerging area of data warehousing, could adversely affect our business. We also depend upon the performance of our executive officers and key employees in particular, Messrs. Scott Newman, Glenn Peipert and Robert C. DeLeeuw. Although we have entered into employment agreements with Messrs. Newman, Peipert and DeLeeuw, the loss of any of these individuals could have a material adverse effect upon us. In addition, we have not obtained "key man" life insurance on the lives of Messrs. Newman, Peipert or DeLeeuw.

      We will need to attract, train and retain more employees for management, engineering, programming, sales and marketing, and client service and support positions. As noted above, competition for qualified employees, particularly engineers, programmers and consultants, continues to be intense. Consequently, we may not be able to attract, train and retain the personnel we need to continue to offer solutions and services to current and future clients in a cost effective manner, if at all.

If we fail to raise capital that we may need to support and increase our operations, our business could be adversely affected.

      Our future capital uses and requirements will depend on several factors, including:

      o the extent to which our solutions and services gain market acceptance;

      o the level of revenues from current and future solutions and services;

      o     the expansion of operations;

      o the costs and timing of product and service developments and sales and marketing activities;

      o     the costs related to acquisitions of technology or businesses; and

      o     competitive developments.

      We may require additional capital in order to continue to support and increase our sales and marketing efforts, continue to expand and enhance the solutions and services we are able to offer to current and future clients and fund potential acquisitions. This capital may not be available on terms acceptable to us, if at all. In addition, we may be required to spend greater-than-anticipated funds if unforeseen difficulties arise in the course of these or other aspects of our business. As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other arrangements. We cannot assure you that such additional capital will be available on terms acceptable to us, if at all. Further, if we raise capital though an equity or debt financing at reduced exercise or conversion price, it could trigger certain anti-dilution provisions with other investors. Any additional equity financing is expected to be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants and increased interest costs. Our inability to obtain sufficient financing may require us to delay, scale back or eliminate some or all of our expansion programs or to limit the marketing of our services. This could have a material and adverse effect on our business.

We could have potential liability for intellectual property infringement, personal injury, property damage or breach of contract to our clients that could adversely affect our business.

      Our services involve development and implementation of computer systems and computer software that are critical to the operations of our clients' businesses. If we fail or are unable to satisfy a client's expectations in the performance of our services, our business reputation could be harmed or we could be subject to a claim for substantial damages, regardless of our responsibility for such failure or inability. In addition, in the course of performing services, our personnel often gain access to technologies and content which include confidential or proprietary client information.

      Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. Our business could be adversely affected if one or more large claims are asserted against us that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements. Although we maintain general liability insurance coverage, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims.

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

      We have never paid cash dividends on our common stock other than distributions resulting from our past tax status as a Subchapter S corporation. Our current Board of Directors does not anticipate that we will pay cash dividends in the foreseeable future. Instead, we intend to retain future earnings for reinvestment in our business and/or to fund future acquisitions. In addition, the security agreement with Laurus Master Fund, Ltd. requires that we obtain their consent prior to paying any dividends on our common stock.

      Our management group owns or controls a significant number of the outstanding shares of our common stock and will continue to have significant ownership of our voting securities for the foreseeable future.

Our management group owns or controls a significant number of the outstanding shares of our common stock and will continue to have significant ownership of our voting securities for the foreseeable future.

      Scott Newman and Glenn Peipert, our principal stockholders and our executive officers and two of our directors, beneficially own approximately 38.7% and 19.2%, respectively, of our outstanding common stock. Robert C. DeLeeuw, our Senior Vice President and director, owns approximately 10.1% of our outstanding common stock. As a result, these persons will have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our common stock may:

      o     delay or prevent a change in the control;

      o impede a merger, consolidation, takeover or other transaction involving us; or

      o discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The authorization and issuance of "blank check" preferred stock could have an anti-takeover effect detrimental to the interests of our stockholders.

      Our certificate of incorporation allows the Board of Directors to issue 20,000,000 shares of preferred stock with rights and preferences set by our board without further stockholder approval. The issuance of shares of this "blank check preferred" under particular circumstances could have an anti-takeover effect. For example, in the event of a hostile takeover attempt, it may be possible for management and the board to endeavor to impede the attempt by issuing shares of blank check preferred, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. Our Board of Directors has the right to issue blank check preferred without first offering them to holders of our common stock, as the holders of our common stock have no preemptive rights. To date, we have issued 19,000 shares of Series A Convertible Preferred Stock to Taurus Advisory Group, LLC and 20,000 shares of Series B Convertible Preferred Stock to an individual investor.

Our services or solutions may infringe upon the intellectual property rights of others.

      We cannot be sure that our services and solutions, or the solutions of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or against our clients. These claims may harm our reputation, cost us money and prevent us from offering some services or solutions. In some instances, the amount of these expenses may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements. We may not be able to enter into these royalty or licensing arrangements on acceptable terms. To the best of our knowledge, we have never infringed upon the intellectual property rights of another individual or entity.

We could be subject to systems failures that could adversely affect our business.

      Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain our computer systems in our facilities at our offices in New Jersey and elsewhere. We do not have complete redundancy in our systems and therefore any damage or destruction to our systems would significantly harm our business. Although we have taken precautions against systems failure, interruptions could result from natural disasters as well as power losses, telecommunications failures and similar events. Our systems are also subject to human error, security breaches, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems. We also lease telecommunications lines from local and regional carriers, whose service may be interrupted. Any damage or failure that interrupts or delays network operations could materially and adversely affect our business.

Our business could be adversely affected if we fail to adequately address security issues.

      We have taken measures to protect the integrity of our technology infrastructure and the privacy of confidential information. Nonetheless, our technology infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person or entity circumvents its security measures, they could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make substantial additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

Risks Relating To Acquisitions

We face intense competition for acquisition candidates, and we may have limited cash available for such acquisitions.

      There is a high degree of competition among companies seeking to acquire interests in information technology service companies such as those we may target for acquisition. We are expected to continue to be an active participant in the business of seeking business relationships with, and acquisitions of interests in, such companies. A large number of established and well-financed entities, including venture capital firms, are active in acquiring interests in companies that we may find to be desirable acquisition candidates. Many of these investment-oriented entities have significantly greater financial resources, technical expertise and managerial capabilities than we do. Consequently, we may be at a competitive disadvantage in negotiating and executing possible investments in these entities as many competitors generally have easier access to capital, on which entrepreneur-founders of privately-held information technology service companies generally place greater emphasis than obtaining the management skills and networking services that we can provide. Even if we are able to compete with these venture capital entities, this competition may affect the terms and conditions of potential acquisitions and, as a result, we may pay more than expected for targeted acquisitions. If we cannot acquire interests in attractive companies on reasonable terms, our strategy to build our business through acquisitions may be inhibited.

We will encounter difficulties in identifying suitable acquisition candidates and integrating new acquisitions.

      A key element of our expansion strategy is to grow through acquisitions. If we identify suitable candidates, we may not be able to make investments or acquisitions on commercially acceptable terms. Acquisitions may cause a disruption in our ongoing business, distract management, require other resources and make it difficult to maintain our standards, controls and procedures. We may not be able to retain key employees of the acquired companies or maintain good relations with their clients or suppliers. We may be required to incur additional debt and to issue equity securities, which may be dilutive to existing stockholders, to effect and/or fund acquisitions.

We cannot assure you that any acquisitions we make will enhance our business.

      We cannot assure you that any completed acquisition will enhance our business. Since we anticipate that acquisitions could be made with both cash and our common stock, if we consummate one or more significant acquisitions, the potential impacts are:

      o a substantial portion of our available cash could be used to consummate the acquisitions and/or we could incur or assume significant amounts of indebtedness;

      o losses resulting from the on-going operations of these acquisitions could adversely affect our cash flow; and

      o our stockholders could suffer significant dilution of their interest in our common stock.

      Also, we are required to account for acquisitions under the purchase method, which would likely result in our recording significant amounts of goodwill. The inability of a subsidiary to sustain profitability may result in an impairment loss in the value of long-lived assets, principally goodwill and other tangible and intangible assets, which would adversely affect our financial statements. Additionally, we could choose to divest any acquisition that is not profitable.

Risks Relating To Our Common Stock

We may be de-listed from the AMEX if we do not meet continued listing requirements.

      Our common stock commenced trading on the AMEX on September 21, 2005. On June 29, 2006, we received a letter from AMEX indicating that we are below certain of the Exchange's continued listing standards as set forth in Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iv) of the AMEX Company Guide. We were afforded the opportunity to submit a plan of compliance to the Exchange by July 31, 2006 that demonstrates our ability to regain compliance with Section 1003 of the AMEX Company Guide within 18 months. We submitted our plan to AMEX on July 31, 2006, and AMEX accepted our plan on September 26, 2006. We were granted an extension until December 28, 2007 to regain compliance with the continued listing standards. We are subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in our common stock being delisted from the Exchange.

      As a result of failing to file our Annual Report on Form 10-KSB/A for fiscal 2005 in a timely fashion, we failed to meet the continued listing requirements of the American Stock Exchange from its due date on April 17, 2006 until April 21, 2006. In the future, if we fail to timely file our required reports, we could be subject to delisting.

      If our common stock is de-listed by the AMEX, trading of our common stock would thereafter likely be conducted on the OTC Bulletin Board. In such case, the market liquidity for our common stock would likely be negatively affected, which may make it more difficult for holders of our common stock to sell their securities in the open market and we could face difficulty raising capital necessary for our continued operations.

Our relationship with our majority stockholders presents potential conflicts of interest, which may result in decisions that favor them over our other stockholders.

      Our principal beneficial owners, Scott Newman, Glenn Peipert and Robert C. DeLeeuw, provide management and financial assistance to us. When their personal investment interests diverge from our interests, they and their affiliates may exercise their influence in their own best interests. Some decisions concerning our operations or finances may present conflicts of interest between us and these stockholders and their affiliated entities.

The limited prior public market and trading market may cause possible volatility in our stock price.

      There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

      o quarterly variations in operating results and achievement of key business metrics;

      o     changes in earnings estimates by securities analysts, if any;

      o any differences between reported results and securities analysts' published or unpublished expectations;

      o announcements of new contracts or service offerings by us or our competitors;

      o market reaction to any acquisitions, divestitures, joint ventures or strategic investments announced by us or our competitors;

      o     demand for our services and products;

      o     shares being sold pursuant to Rule 144 or upon exercise of warrants;
            and

      o general economic or stock market conditions unrelated to our operating performance.

      These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

Additional authorized shares of our common stock and preferred stock available for issuance may adversely affect the market.

      We are authorized to issue 100 million shares of our common stock. As of October 4, 2006, there were 53,480,153 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the conversion of notes or the exercise of options or warrants. As of October 4, 2006 we had 1,784,127 shares of common stock underlying convertible notes, and we have reserved shares of our common stock for issuance in connection with the potential conversion thereof. As of October 4, 2006, we had outstanding stock options and warrants to purchase approximately 11,343,200 shares of our common stock, the exercise price of which range between $0.46 and $5.25 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. Of the reserved shares, a total of 10,000,000 shares are currently reserved for issuance in connection with our 2003 Incentive Plan. A significant number of such options and warrants contain provisions for broker-assisted exercise. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

      The exercise of the outstanding convertible securities will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the convertible securities may be adversely affected, and it should be expected that the holders of the convertible securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such convertible securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

      In addition to the above-referenced shares of common stock which may be issued without stockholder approval, we have 20 million shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. To date, we have issued 19,000 shares of Series A Convertible Preferred Stock to Taurus Advisory Group LLC and 20,000 shares of Series B Convertible Preferred Stock to an individual investor. While we presently have no present plans to issue any more additional shares of preferred stock, our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

Shares eligible for future sale may adversely affect the market.

      From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933 (Securities Act), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Director and officer liability is limited.

      As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

                                 USE OF PROCEEDS

      The shares which may be sold under this prospectus will be sold for the respective accounts of each of the selling stockholders. Accordingly, CSI will not realize any proceeds from the sale of the shares, except that it will derive proceeds if all of the options currently outstanding are exercised. If exercised, such funds will be available to CSI for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the shares will be paid for by CSI. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

      The following table sets forth the name and relationship to CSI and its affiliates (within the past three years) of each selling stockholder, the number of shares of common stock which each selling stockholder (1) owned of record before the offering; (2) may acquire pursuant to the exercise of a previously granted option or options which hereafter may be granted under the Plan, all of which shares may be sold pursuant to this prospectus; and (3) the amount of common stock to be owned by each selling stockholder and (if one percent or more) the percentage of the class to be owned by such stockholder assuming the grant of the maximum number of shares issuable under the Plan, the exercise of all options granted under the Plan, and the sale of all shares acquired upon exercise of such options.

      The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Exchange Act. As of October 4, 2006 we had 53,480,153 shares of common stock outstanding. Beneficial ownership information reflected in the table includes shares issuable upon the exercise of outstanding options/warrants issued by us at their initial exercise prices.

Name                    Relationship to Us Within    Amount of Common Stock      Amount Offered   Amount of Common
                           the Past Three Years      Beneficially Owned As           Hereby       Stock in
                                                       of October 4, 2006                         Percentage of
                                                                                                  Class to be Owned
                                                                                                  After the Offering
     Glenn Peipert           Executive Vice              10,281,227 (1)            250,000 (2)         19.2%
                             President, Chief
                             Operating Officer,
                             and Director
     Mitchell Peipert,       Vice President,             250,000 (1)               450,000 (3)         *
                             Chief Financial
                             Officer, Secretary
                             and Treasurer
     Robert C.               Senior Vice                 5,391,667 (1)           1,250,000 (5)       10.1%
     DeLeeuw                 President; Director
                             (4)
     Lawrence K.             Director                    26,666 (1)                50,000 (6)          *
     Reisman
     Joseph Santiso          Director                    3,333 (1)                 10,000 (7)          --

(*)   Less than 1%.

(1)   Includes or represents vested options.

(2) Represents options granted under our 2003 Incentive Plan. Mr. Peipert's 250,000 options were granted on November 16, 2005. One-third of the options vested upon the first anniversary of the grant date, one-third vest on the second anniversary of the grant date, and one-third vest on the third anniversary of the grant date.

(3) Represents options granted under our 2003 Incentive Plan. 300,000 of Mr. Peipert's options were granted on March 29, 2004. One-third of these options vested upon the first anniversary of the grant date, one-third vest on the second anniversary of the grant date, and one-third vest on the third anniversary of the grant date. The remaining 150,000 of Mr. Peipert's options were granted on November 16, 2005. One-third of these options vested upon the 6 month anniversary of the grant date, one-third vest on the 18 month anniversary of the grant date, and one-third vest on the 30 month anniversary of the grant date.

(4) Mr. DeLeeuw is also President of our wholly owned subsidiary, DeLeeuw Associates, Inc.

(5) Represents options granted under our 2003 Incentive Plan. 250,000 of Mr. DeLeeuw's options were granted on November 16, 2005. The remaining 1,000,000 of Mr. DeLeeuw's options were granted on January 9, 2006. One-third of the options vested upon the first anniversary of the grant date, one-third vest on the second anniversary of the grant date, and one-third vest on the third anniversary of the grant date.

(6) Represents options granted under our 2003 Incentive Plan. 30,000 of Mr. Reisman's options were granted on May 28, 2004. The remaining 20,000 of Mr. Reisman's options were granted on November 16, 2005. One-third of the options vested upon the first anniversary of the grant date, one-third vest on the second anniversary of the grant date, and one-third vest on the third anniversary of the grant date.

(7) Represents options granted under our 2003 Incentive Plan. Mr. Santiso's options were granted on November 16, 2005. One-third of the options vested upon the first anniversary of the grant date, one-third vest on the second anniversary of the grant date, and one-third vest on the third anniversary of the grant date.

                              PLAN OF DISTRIBUTION

      In this section of the prospectus, the term "selling stockholder" means and includes: (1) the persons identified in the tables above as the Selling Stockholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

      The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the AMEX (or another exchange or quotation system where the common stock may trade, such as the OTCBB) (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the AMEX (or another exchange or quotation system where the common stock may trade, such as the OTCBB); in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

      The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

      Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

      In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

      We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

      We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

      There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

                                  LEGAL MATTERS

      The legality of the common stock to be offered hereby has been passed upon for us by Ellenoff Grossman & Schole LLP.

                                     EXPERTS

      The audited financial statements for our company as of the year ended December 31, 2005, incorporated by reference in this prospectus are reliant on the reports of Friedman LLP, East Hanover, New Jersey, independent registered public accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting. Prior to our engagement of Friedman LLP, we had engaged Ehrenkrantz Sterling & Co. LLC and Eisner LLP as our independent auditors and certifying accountants.

--------------------------------------------------------------------------------

      NO PERSON  HAS BEEN  AUTHORIZED  TO GIVE ANY
      INFORMATION OR TO MAKE ANY  REPRESENTATIONS,
      OTHER   THAN   THOSE   CONTAINED   IN   THIS
      PROSPECTUS,  IN CONNECTION WITH THE OFFERING
      MADE  HEREBY,  AND,  IF GIVEN OR MADE,  SUCH
      INFORMATION  OR  REPRESENTATION  MUST NOT BE
      RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
      COMPANY  OR ANY OTHER  PERSON.  NEITHER  THE
      DELIVERY  OF THIS  PROSPECTUS  NOR ANY  SALE
      MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES
      CREATE ANY  IMPLICATION  THAT THERE HAS BEEN
      NO  CHANGE  IN THE  AFFAIRS  OF THE  COMPANY
      SINCE THE DATE HEREOF.  THIS PROSPECTUS DOES
      NOT   CONSTITUTE  AN  OFFER  TO  SELL  OR  A
      SOLICITATION   OF  AN   OFFER   TO  BUY  ANY
      SECURITIES  OFFERED  HEREBY BY ANYONE IN ANY
      JURISDICTION   IN   WHICH   SUCH   OFFER  OR
      SOLICITATION  IS NOT  AUTHORIZED OR IN WHICH
      THE PERSON MAKING SUCH OFFER OR SOLICITATION
      IS NOT  QUALIFIED  TO DO SO OR TO ANY PERSON
      TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
      SOLICITATION.

        CONVERSION SERVICES INTERNATIONAL, INC.

           10,000,000 SHARES OF COMMON STOCK

                   October 18, 2006

                                     PART II
                                     -------

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3 INCORPORATION OF DOCUMENTS BY REFERENCE

      Included in Part I of this registration statement.

ITEM 4 DESCRIPTION OF SECURITIES

      The description of the common stock contained in our Registration Statement (File No. 333-115243) on Form SB-2/A filed with the Commission on April 26, 2005 and declared effective by the commission on April 29, 2005 is hereby incorporated by reference.

ITEM 5 INTERESTS OF NAMED EXPERTS AND COUNSEL

      N/A

ITEM 6 INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

      Article Seventh of our Certificate of Incorporation, as amended, eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Article Eighth provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 145 of the GCL.

      The effect of the foregoing is to require CSI to the extent permitted by law to indemnify the officers and directors of CSI for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of CSI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling CSI pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. We currently have liability insurance coverage for our officers and directors.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling CSI pursuant to the foregoing provisions, CSI has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7 EXEMPTION FROM REGISTRATION CLAIMED

      All shares of common stock registered hereunder for reoffer or resale will be issued upon exercise of options granted or to be granted pursuant to the Registrant's 2003 Incentive Plan. The options are non-transferable and the underlying shares will be issued in transactions not involving a public offering. Upon exercise of an option, the optionee is required to execute an undertaking not to resell such shares except pursuant to an effective registration statement or other exemption under the Act, a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Act or pursuant to an applicable exemption under the Act. As a result, such offers and sales are exempt from the registration requirements of the Act pursuant to the provisions of Section 4(2) of the Act.

ITEM 8 EXHIBITS

NUMBER DESCRIPTION

4.1   Registrant's 2003 Incentive Plan, as amended to date
5.1   Opinion of Ellenoff Grossman & Schole LLP
23.1  Consent of Friedman LLP
23.2  Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

ITEM 9: UNDERTAKINGS

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hanover, New Jersey, on October 16, 2006.

CONVERSION SERVICES INTERNATIONAL, INC.

By: /s/ Scott Newman
--------------------
Name:  Scott Newman
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

PERSON                      CAPACITY                            DATE
/s/ Scott Newman            President, Chief Executive          October 16, 2006
                            Officer, Chairman and Principal
                            Executive Officer
/s/ Glenn Peipert           Executive Vice President, Chief     October 16, 2006
                            Operating Officer and Director
/s/ Mitchell Peipert        Vice President, Chief Financial     October 16, 2006
                            Officer, Treasurer and Principal
                            Accounting Officer
/s/ Lawrence K. Reisman     Director                            October 16, 2006
/s/ Robert C. DeLeeuw       Senior Vice President, Director     October 16, 2006
/s/ Frederick Lester        Director                            October 16, 2006
/s/ Thomas Pear             Director                            October 16, 2006
/s/ Joseph Santiso          Director                            October 16, 2006

                                  EXHIBIT INDEX

NUMBER       DESCRIPTION

4.1   Registrant's 2003 Incentive Plan, as amended to date
5.1   Opinion of Ellenoff Grossman & Schole LLP
23.1  Consent of Friedman LLP
23.2  Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)